UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2010

AMERICAN EXPRESS COMPANY
 (Exact name of registrant as specified in its charter)
New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, World Financial Center New York, New York		10285
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On July 19, 2010, the Board of Directors of American Express Company (the "Company") elected Theodore J. Leonsis as a director of the Company. The Board also appointed Mr. Leonsis to chair a new Innovation and Technology Committee of the Board of Directors.

In addition to his role as a director, Mr. Leonsis will continue to act as an adviser to the Company in the areas of digital, on-line and mobile payments, strategic initiatives, technology developments and potential transactions, and the Board has approved a consulting services agreement between Mr. Leonsis and the Company.  Pursuant to this agreement, the Company has agreed to pay Mr. Leonsis a monthly fee of $83,333.33.  The agreement is for a one-year term and is terminable by the Company at any time and for any reason.  The agreement also contains customary confidentiality and exclusivity provisions.

Mr. Leonsis was Chairman of the Board of Directors and a shareholder of Revolution Money Inc., which the Company acquired in January 2010 for a cash purchase price of approximately $305 million.  Mr. Leonsis was a party to the purchase agreement, which contained customary representations and warranties and seller indemnities.  Approximately $30 million of the purchase price was placed into escrow to cover certain seller indemnity obligations.  Pursuant to the agreement, half of the escrow (subject to satisfaction of any claims) will be released pro rata to the sellers in January 2011 and the remainder in January 2012.  As a selling shareholder in the transaction, Mr. Leonsis received a payment of approximately $20.7 million, with an additional approximately $2.3 million placed into escrow.

Mr. Leonsis is also affiliated with a number of companies with whom the Company had entered into ordinary course business relationships prior to his becoming a director and with whom the Company may enter into additional ordinary course relationships from time to time, including ordinary course merchant relationships pursuant to which these companies accept the Company’s charge and credit card products and pay the Company fees when their customers use these cards. From time to time, the Company may enter into joint marketing or other relationships with one or more of these companies in the ordinary course that encourage their customers to apply for and use the Company’s cards. The Company may also provide ordinary course Corporate Card or travel services to some of these companies for which these companies pay fees to the Company. The Company may engage in other commercial transactions with these companies and pay or receive fees in those transactions.

Item 7.01 Regulation FD Disclosure

On July 19, 2010, the Company also appointed Daniel H. Schulman as Group President – Enterprise Growth.

*****

A copy of the press release announcing the appointment of Mr. Schulman and the election of Mr. Leonsis is attached as Exhibit 99.1 to this Current Report on Form 8-K.

EXHIBIT

99.1
Press release, dated July 21, 2010, announcing the appointment of Daniel H. Schulman as Group President – Enterprise Growth of the Company and the election of Theodore J. Leonsis to the Board of Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY (REGISTRANT)

By:	/s/ Carol V. Schwartz
Name:	Carol V. Schwartz
Title:	Secretary
DATE: July 21, 2010

EXHIBIT INDEX

Exhibit
No.                Description

99.1
Press release, dated July 21, 2010, announcing the appointment of Daniel H. Schulman as Group   President – Enterprise Growth of American Express Company and the election of Theodore J. Leonsis to the Board of Directors of American Express Company.